                                  Exhibit 99.1

                          Fulton Financial Corporation
                                 (Logo Omitted)

FOR IMMEDIATE RELEASE                         Contact: Laura J. Wakeley
Full text available on PR Newswire            Cell Phone: 717-371-2379 (4/15/03)
                                              Office: 717-291-2616

      Fulton Financial net income per share increases 9.7% in first quarter

     (April 15) - Lancaster, PA -- Fulton Financial Corp. (Nasdaq: FULT) earned $34.0 million in the first quarter of 2003, resulting in a 9.7 percent increase in diluted net income per share, up from 31 cents in 2002 to 34 cents in 2003. Net income increased 5.6 percent over the $32.2 million reported in the first quarter of 2002. Annualized return on average assets was 1.67 percent for the quarter and annualized return on average equity was 15.97 percent.

     Rufus A. Fulton, Jr., chairman and chief executive officer of Fulton Financial, today announced the first quarter earnings to more than 1,500 shareholders at the Corporation's annual meeting, held in Hershey, PA. Fulton also announced that the Board had approved a five percent stock dividend and a
12.0 percent increase in the quarterly cash dividend to 16 cents per share (see accompanying news release). The financial information included in this news release has not been restated for the impact of the five percent stock dividend.

     "We are pleased with our performance in this challenging economic environment," said Fulton. "While low interest rates and slow overall loan growth continued to exert downward pressure on our net interest margin and net interest income, other income increased significantly, led by mortgage banking and investment management and trust services. In addition, expenses increased only 1.7 percent and asset quality remained strong."

     Net interest income decreased $692,000, or 0.9 percent, as compared to the first quarter of 2002. The Corporation's net interest margin was 4.06% for the first quarter of 2003, a decrease of 38 basis points from the same period in 2002. This resulted from average yields on earning assets decreasing further than the average cost of deposits.

     Total deposits increased 6.7 percent to $6.3 billion at March 31, 2003. Demand and savings accounts increased $482 million, or 14.2 percent, while time deposits decreased $81 million, or 3.2 percent.

     Loans, net of unearned income, totaled $5.3 billion at March 31, 2003 and $5.4 billion at March 31, 2002. Commercial loans and mortgages increased $269 million, or 8.4 percent, while residential mortgages decreased $287 million, or
36.1 percent, due to refinance activity and sales of loans in the secondary market.

     Other income increased $4.2 million, or 16.4 percent, to $29.4 million, driven by mortgage loan sales, which resulted in an 81.3 percent increase in mortgage banking income, and investment management and trust services, which increased 16.5 percent.

     Other expenses increased $954,000, or 1.7 percent, to $55.9 million in the first quarter of 2003 as compared to $54.9 million in the same period of 2002. Salaries and benefits expenses increased 7.3 percent due to growth and higher costs for health and retirement benefits. This increase was offset by lower other operating expenses.

     Non-performing assets were 0.44 percent of total assets at both March 31, 2003 and March 31, 2002, reflecting consistent high credit quality. Annualized net charge-offs for the quarter ended March 31, 2003 were 0.22 percent of average total loans, as compared to 0.19 percent during the same period of 2002.

     Fulton Financial Corporation is an $8.4 billion Lancaster, Pennsylvania-based financial holding company which operates 189 banking offices in Pennsylvania, Maryland, Delaware and New Jersey through the following affiliates: Fulton Bank, Lancaster, PA; Lebanon Valley Farmers Bank, Lebanon, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; Hagerstown Trust, Hagerstown, MD; Delaware National Bank, Georgetown, DE; The Bank, Woodbury, NJ; The Peoples Bank of Elkton, Elkton, MD, and Skylands Community Bank, Hackettstown, NJ.

     The Corporation's financial services affiliates include Fulton Financial Advisors, N.A., Lancaster, PA; Fulton Insurance Services Group, Inc. Lancaster, PA; and Dearden, Maguire, Weaver and Barrett, LLP, West Conshohocken, PA.

     Residential mortgage lending is offered by all banks through Fulton Mortgage Company.

     In January, the Corporation announced that it will acquire Premier Bancorp, Inc., headquartered in Doylestown, Bucks County, Pennsylvania. Premier Bancorp's banking subsidiary, Premier Bank, with approximately $600 million in assets, operates 7 community banking offices in Bucks, Northampton and Montgomery counties. The acquisition is subject to approval by bank regulatory authorities and Premier Bancorp, Inc. shareholders and is expected to be completed in the third quarter of this year.

     Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.

Safe Harbor Statement:

This news release may contain forward-looking statements about Fulton Financial Corporation's growth and acquisition strategies and future financial performance. Forward-looking statements are encouraged by the Private Securities Litigation Reform Act of 1995.

Such forward-looking information is based upon certain underlying assumptions, risks and uncertainties. Because of the possibility of change in the underlying assumptions, actual results could differ materially from these forward-looking statements. Risks and uncertainties that may affect future results include: pricing pressures on loans and deposits, actions of bank and non-bank competitors, changes in local and national economic conditions, changes in regulatory requirements, actions of the Federal Reserve Board, the Corporation's success in merger and acquisition integration, and customers' acceptance of the Corporation's products and services.